Subsidiary Activities these, 22 are direct subsidiaries of the Bank and 6 are subsidiaries of Bank-owned entities. Flagstar Bank, N.A (The “Bank”) has formed, or acquired through merger transactions, 28 active subsidiaries. Of The 22 direct subsidiaries of the Bank are: Name Jurisdiction of Organization 100 Duffy Realty, LLC New York Beta Investments, Inc. Delaware BSR 1400 Corp. New York Ferry Development Holding Company Delaware Flagstar Specialty Finance Company, LLC Delaware NYB Realty Holding Company, LLC New York NYCB Insurance Agency, Inc. New York Pacific Urban Renewal, Inc. New Jersey Synergy Capital Investment, Inc. New Jersey NYCB Mortgage Company, LLC Delaware Woodhaven Investments, LLC Delaware Flagstar REO, LLC Delaware Flagstar Mortgage Securities, LLC Delaware Flagstar Real Estate Holdings, Inc. Michigan Flagstar Investment, LLC Michigan Flagstar Opportunities, LLC Michigan Grass Lake Insurance Agency, Inc. Michigan FSB-Optimum Investment Fund I LLC Michigan Flagstar-Petros Fund I, LLC Michigan Flagstar Financing & Leasing, LLC New York Flagstar Advisors, Inc. New York Flagstar Public Funding Corp. New York

The 6 subsidiaries of Bank-owned entities are: Name Jurisdiction of Organization 1400 Corp. New York Flagstar Opportunities Fund Limited Partnership Delaware Prospect Realty Holding Company, LLC New York Walnut Realty Holding Company, LLC Delaware Long Lake REIT Maryland Long Lake MSR, Inc. Maryland NYB Realty Holding Company, LLC owns interests in 11 additional active entities organized as indirect wholly- owned subsidiaries to own interests in various other real estate properties. The Bank also owns special business trusts that were formed for the purpose of issuing capital and common securities and investing the proceeds thereof in the junior subordinated debentures issued by the Company. See Note 12, “Borrowed Funds,” in the Notes to the Consolidated Financial Statements for a further discussion of the Company’s special business trusts.